Exhibit 99.1

April 25, 2017

Franklin Financial Reports Record Q1 2017 Earnings;
Declares Q2 Dividend Increase

 (Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $3.0 million for the first quarter ended March 31, 2017. This represents a 10.8% increase when compared to first quarter 2016 earnings of $2.7 million and a 75.3% increase when compared to fourth quarter 2016 earnings of $1.7 million.

Compared to the first quarter of 2016, net interest income increased $412 thousand, while noninterest income was flat. Noninterest expense increased $162 thousand, but was offset by a $180 thousand decline in the provision for loan losses.

Net interest income was unchanged at $9.0 million for both the current quarter and the fourth quarter of 2016, but noninterest expense decreased by $1.7 million. As previously reported, earnings for the fourth quarter of 2016 were affected by a $1.2 million write down of a property held as other real estate (ORE). The property was sold during the first quarter of 2017.

On a per share basis, diluted earnings were $0.70 for the first three months of 2017 compared to $0.64 for the same period in 2016 and $0.40 for the quarter ended December 31, 2016.

“The Corporation’s first quarter performance is reflective of favorable market conditions and our commitment to expanding customer relationships throughout our markets.” said Timothy G. Henry, President and CEO. “As we move forward in 2017, we remain focused on sustainable financial performance and optimizing areas that drive profitability. We will also continue to improve our online and mobile platforms as primary channels for engagement to meet the evolving needs of customers.”

Total assets at March 31, 2017 were $1.1 billion, a 5.7% increase when compared with total assets at March 31, 2016. Net loans increased 12.6% to $892.3 million, and total deposits increased 5.8% to $1.0 billion for the first quarter of 2017 over the same period last year. Additionally, the market value of assets under management and held at third-party brokers increased 11.4% to $786.0 million.

The Board of Directors of Franklin Financial Services Corporation also declared a $0.24 per share regular cash dividend for the second quarter of 2017. This compares to a $0.21 per share regular cash dividend for the second quarter of 2016, representing a 14.3% increase. Total cash dividends paid during the first two quarters of 2017 will be $0.45 per share compared to $0.40 per share in 2016, an increase of 12.5%.

The regular quarterly cash dividend will be paid on May 24, 2017 to shareholders of record at the close of business on May 5, 2017.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

	Three Months Ended March 31
(Dollars in thousands, except per share data)	2016	2015	% Change
Earnings Performance
Interest income	$9,546	$9,098	4.9
Interest expense	581	545	6.6
Net interest income	8,965	8,553	4.8
Provision for loan losses	120	300	(60.0)
Noninterest income	2,925	2,953	(0.9)
Noninterest expense	7,957	7,795	2.1
Income before income taxes	3,813	3,411	11.8
Income taxes	793	685	15.8
Net income	$3,020	$2,726	10.8

Diluted earnings per share	$0.70	$0.64	9.4
Regular cash dividends paid	$0.21	$0.19	10.5

	At March 31	At December 31	At March 31
	2017	2016	2016
Balance Sheet Highlights
Total assets	$1,131,134	$1,127,443	$1,069,936
Investment securities	137,182	143,875	154,691
Loans, net	892,251	882,798	792,226
Deposits	1,006,594	982,120	950,968
Shareholders' equity	119,178	116,493	114,313
Trust assets under management (fair value)	639,110	622,630	588,136

	At March 31	At December 31	At March 31
	2017	2016	2016
Shareholders' Value
Return on average assets	1.08%	0.74%	1.04%
Return on average equity	10.33%	7.04%	9.75%
Book value, per share	$27.55	$26.99	$26.65
Market value, per share	$30.45	$28.60	$22.00
Market value/book value ratio	110.53%	105.97%	82.55%
Price/earnings multiple	10.88	15.21	8.59
Current dividend yield	2.76%	2.94%	3.45%
Dividend payout ratio	30.03%	43.56%	29.82%
Net interest margin	3.69%	3.62%	3.70%

Safety and Soundness
Nonperforming loans / gross loans	0.58%	0.61%	1.29%
Nonperforming assets / total assets	0.74%	0.92%	1.56%
Allowance for loan loss / loans	1.25%	1.24%	1.29%
Net loans charged-off/average loans	-0.04%	0.33%	0.02%